Exhibit 99.1

REMINDER OF KEY DATES FOR EMPIRE RESORTS RIGHTS OFFERING

Monticello, New York, January 25, 2016—Empire Resorts, Inc. (NASDAQ-GM:NYNY) (“Empire” and, together with its subsidiaries, the “Company”) previously announced that that it commenced a rights offering for approximate gross proceeds of $290,000,000. Empire granted, at no charge to the holders of record of its common stock and Series B Preferred Stock as of 5:00 p.m., New York City time, on January 4, 2016, the record date for the rights offering, one transferable subscription right for each 0.4748644 shares of common stock owned, or into which the Series B Preferred Stock is convertible, as more fully described in the prospectus supplement relating to the rights offering. Each subscription right entitles the holder to purchase one share of common stock at a subscription price of $14.40 per share. In addition, holders of subscription rights who fully exercise their basic subscription rights are entitled to oversubscribe for additional shares of common stock up to the number of shares purchased pursuant to the exercise of their basic subscription rights.

Important Dates:

Subscription Period:	January 4, 2016 to February 10, 2016
Last Day to Trade Rights on Nasdaq:	February 5, 2016
Last Day to Transfer Rights:	February 9, 2016
Expiration Date:	February 10, 2016

How to Obtain Subscription Information:

•	Contact your broker-dealer, trust company, bank or other nominee where your rights are held, or

•	Contact the information agent, Morrow & Co., LLC, by telephone at (855) 201-1081 or by email at empire.info@morrowco.com.

How to Subscribe:

•	Deliver a completed subscription certificate and payment to the subscription agent by the expiration date of the rights offering, or

•	If your shares are held in an account with your broker-dealer, trust company, bank or other nominee, which qualifies as an Eligible Guarantor Institution under Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’), have your Eligible Guarantor Institution deliver a notice of guaranteed delivery to the subscription agent by the expiration date of the rights offering.

This release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of any securities referred to in this press release in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The rights offering is being made only by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

A copy of the prospectus or further information with respect to the rights offering may be obtained by contacting Morrow & Co., LLC, the Information Agent. Stockholders may contact Morrow & Co., LLC by telephone at (855) 201-1081 and banks and brokerage firms by telephone at (203) 658-9400. Morrow & Co., LLC may also be reached by email at empire.info@morrowco.com.

About Empire Resorts

Empire Resorts, Inc. owns and operates, through its subsidiary Monticello Raceway Management, Inc., the Monticello Casino and Raceway, a harness racing track and casino in Monticello, N.Y., and is 90 miles from midtown Manhattan. For additional information, please visit www.empireresorts.com.

As a result of the award of a gaming facility license from the New York State Gaming Commission, the Company, through its subsidiary Montreign Operating Company, LLC, will begin construction of Montreign Resort Casino – an 18-story casino, hotel and entertainment complex with approximately 102 table games, 2,150 state of the art slot machines and 332 luxury rooms, which includes 12 penthouse suites, 8 garden suites and 7 two-story villas, designed to meet 5-star and 5-diamond standards. For additional information, please visit www.montreign.com.

Contacts

Empire Resorts, Inc.

Charles Degliomini, 845-807-0001

cdegliomini@empireresorts.com